Exhibit 99.1

DPAC Technologies Reports Financial Results for the Third Quarter of 2008

HUDSON, Ohio--(BUSINESS WIRE)--November 14, 2008--DPAC Technologies Corp. (OTCBB: DPAC), a leader in device networking and connectivity solutions, today reported results for its third quarter ended September 30, 2008.

These results include the combined operations of DPAC Technologies Corp. and QuaTech, Inc., which combined on February 28, 2006 as previously announced. As a result of the merger, QuaTech has become a wholly-owned subsidiary of DPAC. For accounting purposes, the transaction is considered a “reverse merger” under which QuaTech is considered the acquirer of DPAC. Accordingly, the purchase price was allocated among the fair values of the assets and liabilities of DPAC, while the historical results of QuaTech are reflected in the results of the combined company (the “Company”). The results of operations are those of QuaTech prior to the merger date, and consolidated QuaTech and DPAC after the merger date of February 28, 2006.

Third Quarter Operating Results

Net sales of $1.7 million for the third quarter of 2008 decreased by 44% or $1.4 million from net sales of $3.1 million in the third quarter of 2007, and decreased 32% or $818,000 from net sales of $2.6 million in the second quarter of 2008. Net sales related to the Company’s Device Connectivity products decreased by $730,000, or 39% from the quarter ended September 30, 2007, and net sales related to the Company’s Device Networking products, including the Airborne wireless product line, decreased by $626,000, or 52% from the prior year period. The Company reported an operating loss for the current year quarter of $118,000 compared to operating income of $272,000 for the third quarter of 2007 and an operating loss of $16,000 for the for the second quarter of 2008. The Company reported a net loss of $271,000 as compared to net income of $71,000 for the prior year’s third quarter and a net loss of $111,000 for the second quarter of 2008. Total operating expenses incurred in the third quarter of 2008 of $833,000 decreased by $312,000, or 27%, from the previous year period. The decrease was due to decreases in sales and marketing expenses of $54,000, R&D expenses of $181,000, and G&A expenses of $77,000. During the third quarter of 2008, $88,000 of R&D related payroll expenses were capitalized as software development costs, reducing R&D expense by the amount capitalized. Additionally, the Company recorded a preferred stock dividend of $48,000, payable in common stock, related to the preferred stock outstanding and issued during the first quarter of 2008.

Nine Months Operating Results

Net sales of $7.3 million for the first nine months of 2008 decreased by 17%, or $1.5 million, from net sales of $8.8 million for the comparable period of 2007. Net sales related to the Company’s Device Connectivity products decreased $1.4 million, or 24%, and net sales related to the Company’s Device Networking products, including the Airborne wireless product line, decreased by $129,000, or 4% from the nine months ended September 30, 2007. The Company reported an operating loss for the current year period of $78,000 as compared to operating income of $58,000 for the 2007 period. The Company’s net loss for the current year period totaled $722,000 as compared to $850,000 for the prior year period. Total operating expenses of $3.2 million for the current year period decreased by $552,000, or 15%, from the prior year period. Additionally, the Company recorded preferred stock dividends totaling $126,000 for the first nine months of 2008, payable in common stock, related to the preferred stock outstanding and issued during the first quarter of 2008.

Balance Sheet Summary

At September 30, 2008, the Company had a cash balance of $16,000 and a deficit in working capital of $1.0 million. This compares to a cash balance of $257,000 and a deficit in working capital of $3.7 million as of December 31, 2007. As previously announced, on January 31, 2008 the Company closed on new equity and debt financing. The value of this financing, which includes the sale of preferred stock, as well as senior subordinated notes and a working capital line of credit, was for approximately $6.0 million, after deducting financing fees. The company used the proceeds from this financing to repay its existing senior debt held by National City Bank, repay its existing subordinated debt held by HillStreet Capital, notwithstanding the warrant liability, and provide additional working capital. Additionally, in October 2008, the Company secured an additional $250,000 in subordinated debt financing for working capital needs.

Comments

Chief Executive Officer and President Steve Runkel commented, “Our third quarter results, for both our Device Connectivity and our Device Networking product lines, were impacted by our customer’s response to the declining spending within the IT market. Several of our customers have reduced their inventory levels in anticipation of continued reduced spending levels. In addition, several of our Device Networking customers reduced their purchase levels for our existing Airborne products, as they complete their integration and testing efforts for the new Airborne Enterprise Class Device Server Module that was announced earlier this quarter. The customer design activity for the new module has been very strong and we anticipate the Device Networking revenue levels to return to more typical levels as our customers complete their product line transition efforts and begin to take production volumes. We have responded to this anticipated slow down by reducing operating expenses by 27% over Q2, 2008 levels. While these reductions were difficult, we believe that our current expense levels position us to deliver improved results given the current economic environment.”

About DPAC Technologies

DPAC Technologies provides embedded wireless networking products for machine-to-machine communication applications. DPAC’s Airborne™ and AirborneDirect™ wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company’s web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

About QuaTech

QuaTech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. Quatech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, Quatech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). Quatech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, Quatech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

Forward-Looking Statements

This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as "may," "will," "expect," "anticipate," "believe," "guidance," "estimate," "intend," predict," and "continue" or similar words or any connection with any discussion of future events or circumstances or of management's current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

- tables to follow -

DPAC TECHNOLOGIES CORP. Condensed Consolidated Balance Sheet Information (Unaudited) (In 000’s)

	September 30,	December 31,
	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$ 16	$ 257
Accounts receivable, net	862	1,646
Inventories	1,467	1,337
Prepaid expenses and other current assets	68	67

Total current assets	2,413	3,307

Property, net	329	357
Goodwill and intangible assets	7,823	7,989
Other assets	18	18
TOTAL	$ 10,583	$ 11,671

CURRENT LIABILITIES:
Revolving credit facility	$ 1,365	$ 1,982
Current portion of long-term debt	137	2,250
Accounts payable	1,231	1,866
Accrued restructuring costs - current	92	269
Liability for warrants	194	129
Other accrued liabilities	437	556
Total current liabilities	3,456	7,052

Accrued restructuring costs	-	52
Long-term debt, net of current portion	3,241	2,141

Net stockholders' equity	3,886	2,426

TOTAL	$ 10,583	$ 11,671

DPAC TECHNOLOGIES CORP. Condensed Consolidated Statement of Income (Unaudited) (in 000’s)

	For the quarter ended:		For the nine months ended:
	September 30,		September 30,
	2008	2007	2008	2007

REVENUE	$ 1,737	$ 3,093	$ 7,326	$ 8,828

COST OF GOODS SOLD	1,022	1,676	4,231	5,045

GROSS PROFIT	715	1,417	3,095	3,783

OPERATING EXPENSES
Sales and marketing	274	327	910	1,100
Research and development	116	298	676	909
General and administrative	320	397	1,218	1,348
Amortization of intangible assets	123	123	368	368
Total operating expenses	833	1,145	3,172	3,725

INCOME (LOSS) FROM OPERATIONS	(118)	272	(77)	58

OTHER (INCOME) EXPENSES:
Interest expense	152	364	574	1,121
Fair value adjustment of put warrant liability	-	(163)	65	(218)
TOTAL OTHER EXPENSES	152	201	639	903

LOSS BEFORE INCOME TAXES	(270)	71	(716)	(845)

INCOME TAX PROVISION	-	-	6	5

NET LOSS	$ (270)	$ 71	$ (722)	$ (850)

PREFERRED STOCK DIVIDENDS	48	-	126	-

NET LOSS ATTRIBUTABLE TO
COMMON STOCKHOLDERS	$ (318)	$ 71	$ (848)	$ (850)

NET LOSS PER SHARE:
Net Loss - Basic and diluted	$0.00	$0.00	($0.01)	($0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	96,043	92,844	94,178	92,832
Diluted	96,043	97,171	94,178	92,832

CONTACT:
AT DPAC TECHNOLOGIES:
Steve Vukadinovich, 330-655-9000
Chief Financial Officer
Steve.Vukadinovich@dpactech.com
or
Steve Runkel, 330-655-9000
Chief Executive Officer
Steve.Runkel@Quatech.com